Financial Consulting Agreement

Party A:	Hei Long Jiang Yanglin Soybean Group
Address: 88 Baowei Road, Jixian County, Hei Long Jiang Province P. R. China

Party B:	Mass Harmony Assert Management Limited.
Address: Room 3605, 36 F, West Tower, Shun Tak Centre, 168-200 Con Naught Road Central, Hong Kong

Article One General Conditions

1.1 Party A is to introduce stock and liabilities (including bridge loan) of American institutional investors by reverse merger and private investment of public equity (PIPE) with assistance of Party B. Hereby, Party A authorizes Party B as the financial consultant in this process and the two parties reach the following agreement in accordance with “Contract Law of P.R.China”.

Article Two Party B’s Service

Party A hereby employs Party B to provide consulting service (hereafter as “service”) as follows in PIPE process in America (the “process”):

2.1 Conduct preliminary due diligence to Party A; select and fix potential securities traders and institutional investors in American; research and assess the inventors’ conditions and propose candidates for cooperation to Party A.
2.2 Work out comprehensive introduction on Party A’s company information to American securities traders and investors in American practice.
2.3 Reconstruct the legal framework of business companies of Party A to meet the requirements of listing.
2.4  Account Service: Improve financial management and account management ability to meet requirements of listing.
2.5  Work out Business Plan for Party A.

2.6 Introduce public accounting firms recognized by American SEC to audit account of Party A as per GAAP.
2.7Introduce Chinese and American lawyers to provide legal service for PIPE.
2.8 Work out Party A‘s financial forecasting including Balance Sheet, Income Statement and Cash Flow Statement for the next 5 years.
2.9 Arrange meetings between American securities traders and Party A and visits to Party A by them; assist Party A in signing contracts with American securities traders.
2.10 Accompany Party A to go to America for road show at the request of Party A; assist Party A in negotiation with potential institutional securities traders; assist Party A in working for the most favorable financial terms and work for PIPE.
2.12 Assisting Party A in signing an term sheet and other related agreements after potential investor matched with the company
2.13 Other works relating to the project, full range of guidance by Party B until the success of the project
2.14 After the successful initial PIPE and listing on OTCBB, Party B may assign one personnel of them as independent director in board of directors of listed company of Party A as requested by Party A. This independent director is to get payment from Party A and shall provide follow up support, assist in listing in AMEX or NASDAQ for secondary public (Assignment Term: 12 months from listing on OTCBB).

Article Three Party A’s Obligations

3.1 Party A shall provide information concerning business, finance, laws, etc., to Party B promptly and effectively; and be liable for the authenticity, legitimacy and effectiveness of the information.
3.2 Party A shall provide authentic and complete information needed by the captioned service to Party B promptly and sufficiently; and shall provide various necessary supports and documents on investor’s request in this process.

Article Four Party B’s Obligations

4.1 Party B shall apply for the capital from relevant American institutions upon receipt of the completed information provided by Party A as requested; and assist Party A in negotiation with securities traders and investors in positive and effective ways, for successful financing and listing in America.
4.2 Party B shall not engage in any activities that damage Party A‘s benefits in the name of consultant of Party A.
4.3 Party B shall compensate Party A the whole disbursements already paid to Party B by Party A if audit fail to be finished smoothly due to reasons not related to Party A.
4.4 Party B shall not cooperate with other companies that have similar business as Party A during the cooperation period with Party A.

Article Five Payment

5.1 The consulting fee for above-mentioned services is RMB 300,000 to be paid in two installments: the first installment of RMB 150,000 is to be paid to Party B by Party A within 5 working days upon signing of this agreement; the second installment of RMB 150,000 is to be paid to Party B by Party A within 5 working days upon successful closing of the financing as well as listing on OCTBB.
5.2 Party B will acquire 1% of common stock from the listed company of Party A; Party B will also acquire Warrants of 5% of the value of financing to purchase the Company’s shares of common stock, (warrant shall be outstanding for a period of 5 years; Such warrant shall have a strike price that is 140% of the price of the equity securities)
5.3 Party A shall be liable for arrangements & expenses for accommodation and traveling fare incurred by trips to and from Party A for Party B during Party B’s service; Party A will also provide office facilities for Party B.
5.4 In term of this agreement, securities traders or investors recommended or introduced directly or indirectly to Party A by Party B (either in a face - to - face manner, by meetings or telephone conference or correspondence, regardless of whether Party A attending or participating in these meetings, telephone conferences and correspondence), once there is substantive finance, regardless of recognition by Party A or not, it shall be deemed that Party B has finished it’s service and Party A shall pay Party B as per the above-mentioned terms.

Article Six Confidentiality

6.1 Both Party A and Party B shall guarantee not to reveal any non-public information to a third party besides each party. Both parties shall promise not to copy and spread information provided by Party A and the investor or to reveal it to a third party in any manner. When it is necessary to provide information of related parties to other parties, permits of the both parties to this agreement shall be obtained.

Article Seven Settlements of Disputes

7.1 All disputes arising from execution of this agreement or related to terms of this agreement shall be settled by amicable negotiation between the two parties in the first place.
7.2 where negotiation fails, disputes could be filed for litigation; or be referred to arbitration in Beijing

Article Eight Supplementary Provisions

In term of any notice, application and other correspondence regarding this agreement, those in written form shall prevail; e-mails, letters, faxes, etc. are also valid.
This agreement issued in duplicate with each party holing one copy shall go into effect as of the signing date.

Party A:	Hei Long Jiang Yanglin Soybean Group
Signed and Seal Chopped by Chairman of the Board
Name: /s/ Shulin Liu
Date: Nov. 2, 2006

Party B:	Mass Harmony Assert Management Limited.
Signed and Seal Chopped by Executive Director of the Board
Name: /s/ Lie Xiao
Date: Oct. 28, 2006